Exhibit 99.1

Contact:
Stephen E. Tremblay
Chief Financial Officer
410.361.8352

VERTIS COMMUNICATIONS ANNOUNCES
FOURTH QUARTER AND FULL-YEAR 2006 RESULTS

BALTIMORE (April 2, 2007) — Vertis Communications (“Vertis” or the “Company”) announced today results for the three and twelve months ended December 31, 2006.

Revenue

Revenue in the fourth quarter of 2006 amounted to $415.6 million versus $405.9 million in the fourth quarter of 2005, an increase of $9.7 million or 2.4%. The increase in revenue in the fourth quarter was the result of Direct Mail growth, including the impact of the acquisition of USA Direct in May 2006, which more than offset revenue declines in Advertising Inserts and Premedia.

For the full-year ended December 31, 2006, revenue was $1.47 billion, flat with $1.47 billion for year-end 2005.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

EBITDA in the fourth quarter of 2006 declined to $44.6 million versus $59.8 million for the same period in 2005.  Adjusted EBITDA was $53.9 million in the fourth quarter of 2006, a decline of $8.0 million, or 13%, from Adjusted EBITDA of $61.9 million in 2005.  For the full-year, EBITDA amounted to $142.0 million in 2006 versus $155.3 million in 2005.  Adjusted EBITDA amounted to $169.4 million in 2006, a decline of $13.0 million, or 7.1%, from 2005 Adjusted EBITDA of $182.4. million.

Discontinued Operations

The Company’s previously announced sale of its fragrance business was completed in the fourth quarter of 2006 and a gain on the sale of $21.4 million was recorded.  These operations have been classified as discontinued operations for all periods presented.  Proceeds are expected to be $42 million, all but $1 million of which was received by December 31, 2006.

Net Income

Net income in the fourth quarter of 2006 grew 80% to $18.5 million from $10.3 million in the fourth quarter of last year.  This quarter’s net income included a $20.4 million contribution from discontinued operations.  2005’s fourth quarter included $1.5 million of income from discontinued operations.  The Company had a loss from continuing operations before cumulative effect of accounting change in 2006’s fourth quarter of $3.6 million versus income from continuing operations before cumulative effect of accounting change of $10.3 million in 2005’s fourth quarter.

Net loss for the year ended December 31, 2006 was $26.2 million versus a net loss of $173.2 million in 2005.  The 2006 full year results include income from discontinued operations of $21.6 million, while the 2005 full year results included $143.4 million in losses from discontinued operations and a $1.6 million cumulative effect of an accounting change.  The loss from continuing operations before cumulative effect of accounting change through year-end 2006 was $47.8 million versus $28.2 million for the year ending December 31, 2005.

Additional information on the results are available in the Company’s Form 10-K filed with the SEC on April 2, 2007.

Liquidity

The Company ended the year with $90.8 million available on its $220 million senior credit facility.  EBITDA calculated for covenant purposes was $169.4 million or $9.4 million above the minimum requirement.  Cash balances at year-end 2006 were $5.7 million.

On March 30, 2007, the Company amended its existing senior credit facility (the “Amendment”).  The Amendment now provides for up to $250 million of availability through the December 2008 termination, of which $50 million is a fully funded term loan and $200 million is a revolving credit facility.  In addition, the minimum EBITDA covenant has been reduced to $125 million from $160 million through the remaining term of the facility.  Management has confidence that the new flexibility in the credit facility gives Vertis the ability to invest comfortably in the areas of the business that need it.

Management Comments

Mike DuBose, Chairman and Chief Executive Officer commented, “I remain very impressed with my fellow Vertis employees as well as the broad range of capabilities embedded within the Company and the potential for our future.

However, our 2006 performance fell far short of the Company’s potential.  We missed customer expectations and executed poorly, which drove disappointing financial performance. Based on our comprehensive assessment completed during my first 90 days, we understand the root causes of these problems and have already begun to implement corrective actions which are now a priority of this management team.”

He continued, “Our plan for 2007 is to begin the transformation of Vertis into a well-managed world class business.  We are investing in people, processes and our customers while launching several key initiatives aimed at dramatically improving Vertis’ performance over the long term. We will accomplish this by further strengthening our foundation of printing and value added service capabilities and focusing our efforts on understanding and exceeding our customers’ expectations. As we progress in this transformation, we expect to reverse the negative performance trends this company has experienced in the past years, and drive greater growth and profitability over the long term.”

DuBose concluded, “2007 is a transitional year for the Company, and our financials will be significantly impacted by the residual problems of 2006 as well as from the investments and key initiatives necessary to transform the Company. These initiatives include investments in process improvements through lean and continuous improvements, additional maintenance and training, additional sales resources, additional customer support personnel and tools, and additional operational support. For these reasons, we expect Adjusted EBITDA to decline to approximately $135 million in 2007 on revenue of $1.5 billion. We expect to see the results of this transformation by the end of 2007, and enter 2008 with a much improved platform for growth and profitability.”

Conference Call

Vertis will be holding a conference call on Tuesday, April 3, 2007 at 11:00 am EDT, to discuss earnings for the three and twelve months ended December 31, 2006 as well as plans for 2007.  Michael DuBose, Chairman and Chief Executive Officer, will host the conference call at 800.462.3053 or 1.706.902.1219 for international callers and the passcode confirmation is VERTIS Q4. A recording of the call will be available for review for one week at 800.642.1687 or 1.706.645.9291 for international callers and the passcode confirmation will be 8293838.

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Vertis, Inc. and Subsidiaries

Balance Sheet Data

	December 31,	December 31,
In thousands	2006	2005
	(Unaudited)

Total current assets	$224,233	$235,195
Property, plant and equipment, net	330,039	336,248
Other long-term assets	290,414	301,196
Total assets	$844,686	$872,639

Total current liabilities	$264,760	$309,259
Long-term debt	1,096,036	1,049,059
Other long-term liabilities	33,973	40,199
Total liabilities	1,394,769	1,398,517

Total stockholder’s deficit	(550,083)	(525,878)
Total liabilities and stockholder’s deficit	$844,686	$872,639

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Vertis, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three months		Twelve months
	ended December 31,		ended December 31,
In thousands	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Revenue	$415,575	$405,861	$1,468,661	$1,470,088
Operating expenses:
Costs of production	327,375	302,473	1,160,392	1,140,582
Selling, general and administrative	37,688	40,990	142,916	149,395
Restructuring charges	3,820	667	16,001	17,119
Depreciation and amortization of intangibles	15,711	15,370	58,788	62,829
	384,594	359,500	1,378,097	1,369,925
Operating income	30,981	46,361	90,564	100,163
Other expenses:
Interest expense, net	32,408	34,489	131,023	128,821
Other, net	2,132	1,946	7,337	7,653
	34,540	36,435	138,360	136,474

(Loss) income from continuing operations before income tax expense (benefit) and cumulative effect of accounting change	(3,559)	9,926	(47,796)	(36,311)
Income tax expense (benefit)	25	(406)	(1)	(8,070)
(Loss) income from continuing operations before cumulative effect of accounting change	(3,584)	10,332	(47,795)	(28,241)

Income (loss) from discontinued operations	20,408	1,546	21,600	(143,389)

Income (loss) before cumulative effect of accounting change	16,824	11,878	(26,195)	(171,630)

Cumulative effect of accounting change	1,654	(1,600)	—	(1,600)

Net income (loss)	$18,478	$10,278	$(26,195)	$(173,230)

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EBITDA represents the sum of income (loss) from continuing operations before cumulative effect of accounting change, net interest expense, income taxes, depreciation and amortization of intangible assets.  Adjusted EBITDA is used in calculating covenant compliance under the Company’s credit agreements.  Adjusted EBITDA is defined as EBITDA excluding restructuring charges and certain non-cash charges as well as fees on our Accounts Receivable Facility.  EBITDA and Adjusted EBITDA are not measures of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  You should not consider them as alternatives to income (loss) from continuing operations before cumulative effect of accounting change as a measure of operating performance.  Our calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and therefore comparability may be limited.  We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  In addition, information concerning Adjusted EBITDA is being presented because it reflects important components included in the financial covenant of the Company’s credit agreements.  The most comparable measure to EBITDA and Adjusted EBITDA in accordance with GAAP is income (loss) from continuing operations before cumulative effect of accounting change.  A reconciliation of EBITDA and Adjusted EBITDA to income (loss) from continuing operations before cumulative effect of accounting change is included in the table below.

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Consolidated (loss) income from continuing operations before cumulative effect of accounting change	$(3,584)	$10,332	$(47,795)	$(28,241)
Depreciation and amortization of intangibles	15,711	15,370	58,788	62,829
Interest expense, net	32,408	34,489	131,023	128,821
Income tax expense (benefit)	25	(406)	(1)	(8,070)

EBITDA	$44,560	$59,785	$142,015	$155,339

Add:
Restructuring charges	3,820	667	16,001	17,119
Loss on sale of accounts receivable	1,820	1,653	6,529	5,163
Loss on sale of property, plant and equipment	1,992	70	2,544	1,532
EBITDA from operations of discontinued businesses	45	1,349	2,316	4,853
Cumulative effect of accounting change	1,654	(1,600)	—	(1,600)

Adjusted EBITDA	$53,891	$61,924	$169,405	$182,406

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About Vertis Communications

Vertis Communications serves as marketing partner to many of today’s Fortune 500 companies. Vertis Communications leverages its vast experience in managing large, complex, time-sensitive assignments to turn its clients’ marketing ideas into realities. Headquartered in Baltimore with more than 100 locations nationwide, Vertis Communications offers world-class consulting, creative, research, direct, media, technology, and production services. Fortune magazine recognized Vertis as one of the “Most Admired Companies” in Marketing and Advertising in 2005, and as the third largest Advertising company in 2006.  To learn more, visit www.vertisinc.com.

This press release and conference call may contain forward-looking statements. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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